Exhibit 15(a).4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-12958, No. 333-11288, No. 333-118619 and No. 333-123666 on Form S-8 and No. 333-145834 on Form F-3 of CDC Corporation and subsidiaries, of our report dated February 15, 2007, relating to the consolidated financial statements of Equity Pacific Limited for the year ended December 31, 2005 which appear in this Annual Report on Form 20-F of CDC Corporation and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

June 27, 2008